Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports

Fiscal 2010 Fourth-Quarter & Year-End Results

(Quarter & Year Ended June 30, 2010)

Highlights:

•	Fiscal 2010 revenue up 15.3 percent from prior year

•	Fiscal 2010 net loss reduced by 50.9 percent compared to prior year

•	Fourth-quarter net loss reduced by 28.9 percent compared to fourth quarter fiscal 2009

MINNEAPOLIS — August 24, 2010 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ technology to urologists to provide a durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for its fourth quarter ended June 30, 2010 and for fiscal year 2010.

For the Company’s fiscal year 2010 fourth quarter, Urologix posted a net loss of $622,000, or $0.04 per diluted share, on revenue of $3.3 million. Compared to the prior-year fourth quarter, which had a net loss of $875,000 or $0.06 per diluted share, current-year loss was reduced by $253,000. The decrease in net loss as compared to the fourth quarter of fiscal 2009 is primarily due to a decrease in operating expense of $268,000.

Fiscal 2010 fourth-quarter revenue was down 9.3 percent from the $3.6 million reported in the third quarter of this fiscal year and decreased 5.4 percent compared to the same period in the prior year. The 2010 fourth quarter revenue decline compared to third quarter was impacted by two factors: (1) a temporary backorder for the Company’s Prostaprobe® product that is utilized by third-party mobile services; and (2) physician uncertainty surrounding Medicare reimbursement due to the disruption of payments during a portion of April and June. The backorder issue has been resolved and Medicare reimbursement payments resumed in late June 2010.

The Company’s cash utilization was $62,000 for the quarter ended June 30, 2010. This compares to a cash utilization of $603,000 in the fourth quarter of fiscal 2009, a reduction of $541,000. The Company’s cash balance was $5.7 million as of June 30, 2010, which management considers sufficient to fund working capital and capital resource needs beyond fiscal year 2011.

“The fourth quarter demonstrates the continued challenges presented by the lack of clarity in Medicare reimbursement. In addition, we continued to hear from urologists experiencing reduced patient volumes that affected their BPH caseloads as well as other procedures in their urology practices,” stated Stryker Warren jr, CEO. “However, in the midst of this uncertainty the Company has focused on the growing realization among our customers of the large number of patients dissatisfied with medical therapy who will avail themselves for a durable, safe, minimally invasive, anesthesia-free procedure in the urologist’s office when this alternative is presented. We expect Cooled ThermoTherapy’s positioning as a clear alternative to drugs to become our focal point with the urologist.”

In the fourth quarter of fiscal year 2010, revenue from catheter sales to direct accounts contributed 38.7 percent of overall revenue as compared to 36.4 percent in the third fiscal quarter. Revenue derived from the Urologix mobile service represented 49.3 percent of overall revenue in the fourth quarter of fiscal 2010 compared to 45.6 percent in the third quarter of fiscal 2010. Third party mobile revenue represented approximately 9.5 percent of overall revenue in the fourth quarter of fiscal 2010 compared with 15.3 percent of revenue in the prior quarter.

Gross profit for the fiscal 2010 fourth quarter was $1.8 million, or 53.9 percent of revenue, compared to $2.0 million, or 55.0 percent of revenue, for the third quarter and $1.8 million, or 52.3 percent of revenue, in the fourth quarter of fiscal 2009. The decrease in gross margin rate compared to the fiscal 2010 third quarter is primarily the result of unfavorable cost variances due to lower production volumes.

Operating expense decreased $123,000, or 4.8 percent, when compared to the third quarter of fiscal 2010 primarily through the control of general and administrative expense. In spite of decreasing overall operating expense, the Company invested in research and development as spending in this area increased 11.5 percent sequentially.

For the fiscal year ended June 30, 2010, Urologix reported a net loss of $2.2 million, or $0.15 per diluted share, on revenue of $14.8 million. This compares to a net loss of $4.4 million, or $0.31 per diluted share, on revenue of $12.8 million for fiscal 2009.

The 15.3 percent increase in year-over-year revenue reflects the continuing efforts of the Company to expand the capabilities of its sales force as well as capitalizing on the opportunities in the market generated by difficulties experienced by competitors. Primarily as a result of the increase in units produced, gross margin rate for fiscal year 2010 improved over 5 percentage points from the prior year. The Company also exhibited strong expense management during fiscal year 2010 as overall operating expense decreased $455,000, or 4.2 percent, from fiscal year 2009.

Urologix’ cash flow statement reflects the $1.3 million in cash used for operating activities in fiscal 2010 compared to $3.9 million used in the prior year, primarily as a result of the lower net loss. The Company has no debt.

“In this past fiscal year, the Company began to see the growing recognition of high versus low energy microwave therapies as well as the growing body of evidence that BPH drugs are neither the panacea, nor a predictably efficacious, side-effect free treatment for BPH,” said Mr. Warren. “While pleased with the year-over-year revenue growth, there remains much to be accomplished in competing effectively with drugs to ensure meaningful momentum in the sustained adoption of our therapy. In that regard, we are particularly impressed and pleased by the urologists who have become much more mindful of the clinical evidence and the role of Cooled ThermoTherapy. For Urologix, these represent very positive attitudes which were not apparent two years ago.”

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2010 fourth quarter and full year results on Tuesday, August 24, 2010 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-800-901-5218 and enter the Participant Passcode 78276070 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and other documents filed with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

- Financials Follow -

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009

Revenue	$3,260	$3,447	$14,771	$12,816
Cost of goods sold	1,503	1,643	6,569	6,367

Gross profit	1,757	1,804	8,202	6,449

Operating expense:
Selling, general and administrative	1,940	2,205	8,625	8,558

Research and development	513	516	1,834	2,356

Operating expense	2,453	2,721	10,459	10,914

Operating loss	(696)	(917)	(2,257)	(4,465)
Interest income, net	—	—	—	53

Loss before income taxes	(696)	(917)	(2,257)	(4,412)

Income tax expense (benefit)	(74)	(42)	(88)	7

Net loss	$(622)	$(875)	$(2,169)	$(4,419)

Net loss per common share—basic	$(0.04)	$(0.06)	$(0.15)	$(0.31)

Net loss per common share—diluted	$(0.04)	$(0.06)	$(0.15)	$(0.31)

Weighted average number of common shares outstanding—basic	14,522	14,473	14,508	14,469

Weighted average number of common shares outstanding—diluted	14,522	14,473	14,508	14,469

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	June 30, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$5,702	$7,032
Accounts receivable, net	1,378	1,505
Inventories	1,498	1,407
Prepaids and other current assets	139	80

Total current assets	8,717	10,024

Property and equipment:
Property and equipment	11,669	11,788
Less accumulated depreciation	(10,655)	(10,380)

Property and equipment, net	1,014	1,408
Identifiable intangible assets, net	123	143
Other assets	349	566

Total assets	$10,203	$12,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$434	$462
Accrued compensation	875	791
Deferred income	169	210
Other accrued expenses	519	598

Total current liabilities	1,997	2,061
Deferred income	—	155

Total liabilities	1,997	2,216

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,360	113,910
Accumulated deficit	(106,298)	(104,129)

Total shareholders’ equity	8,206	9,925

Total liabilities and shareholders’ equity	$10,203	$12,141

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Twelve Months Ended June 30,
	2010	2009
Operating Activities:
Net loss	$(2,169)	$(4,419)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	793	973
Loss on disposal of assets	2	43
Provision for bad debts	47	12
Employee stock-based compensation expense	440	489
Change in operating items:
Accounts receivable	80	256
Inventories	(387)	(79)
Prepaids and other assets	158	221
Accounts payable	(28)	(312)
Accrued expenses and deferred income	(191)	(1,105)

Net cash used for operating activities	(1,255)	(3,921)

Investing Activities:
Purchase of property and equipment	(81)	(86)
Net purchases and disposals of intellectual property	(4)	—

Net cash used for investing activities	(85)	(86)

Financing Activities:
Proceeds from stock option exercises	10	8

Net cash provided by financing activities	10	8

Net decrease in cash and cash equivalents	(1,330)	(3,999)
Cash and cash equivalents:
Beginning of period	7,032	11,031

End of period	$5,702	$7,032

Supplemental cash-flow information

Income taxes paid during the period	$13	$22
Net amount of inventory transferred to property and equipment	$296	$306